EXHIBIT  99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                          10-010

                Contact:                      Tony Tripodo (Chief Financial Officer)
Date:July 28, 2010                                      Cameron Wallace (Investor Relations)

Helix Reports Second Quarter 2010 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported a net loss of $85.6 million, or $(0.82) per diluted share, for the second quarter of 2010 compared with net income of $100.2 million, or $0.94 per diluted share, for the same period in 2009, and a net loss of $17.9 million, or $(0.17) per diluted share, in the first quarter of 2010.  The net loss for the six months ended June 30, 2010 was $103.4 million, or $(1.00) per diluted share, compared with net income of $153.7 million, or $1.44 per diluted share, for the six months ended June 30, 2009.

Second quarter 2010 results included non-cash impairment charges of $159.9 million reflecting a reduction in carrying values of oil and gas properties following reductions of reserve estimates primarily associated with the reassessment of certain fields’ economics. The net impact of the impairments in the second quarter, after income taxes, was $1.00 per diluted share.

In addition, we recorded incremental depletion expense of $18.8 million in the second quarter of 2010 associated with the mid-year proved reserve reductions in our Bushwood field.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Aside from the impairment charges associated with our oil and gas properties, our second quarter results reflected a sharp sequential improvement in operating income reflecting improved market activity. Three of our vessels, the Q4000, the Express and the Helix Producer I (“HP I”) have been contracted by BP to participate in the coordinated response to the oil spill in the Gulf of Mexico. However, the operating results and utilization are fairly consistent with what we expected from these assets based on existing contracts with other customers. With the HP I on hire to BP, oil and gas production from the Phoenix field was deferred from its anticipated start up in the second quarter and we now expect Phoenix production to start up late in the third quarter. Strategically, we are continuing to actively pursue potential alternatives to exit the exploration and production business although the uncertainties brought about by the oil spill will likely have an impact on our efforts.”

First quarter 2010 results included the following items on a pre-tax basis:

·	A $17.5 million settlement of litigation related to the termination of a 2007 international construction contract.

·	A net reduction of $5.2 million in the carrying values of certain oil and gas properties due primarily to the deterioration of field economics resulting from a decrease in natural gas prices.

The net impact of these items in the first quarter, after income taxes, was $0.14 per diluted share.

Second quarter 2009 results included the following items on a pre-tax basis:

·	A $59.4 million gain from sale of 24.2 million shares of Cal Dive common stock.
·
A $43.0 million net gain associated with insurance recoveries in connection with damage caused by Hurricane Ike in September 2008, which reflected net proceeds of $102.6 million, offset by hurricane-related expenses, impairments and additional asset retirement costs.

·	A reduction of $11.5 million in the carrying values of certain oil and gas properties due primarily to reserve revisions.
·	An $8.8 million gain from the sale of Helix RDS, our former reservoir consulting business.

The net impact of these items in the second quarter of 2009, after income taxes, was $0.63 per diluted share.

* * * * *

Summary of Results (1) (2)

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Six Months Ended
	June 30		March 31	June 30
	2010	2009	2010	2010	2009
Revenues	$299,262	$494,639	$201,570	$500,832	$1,065,614

Gross Profit (Loss):
Operating (3)	$66,216	$200,312	$37,134	$103,350	$361,998
	22%	40%	18%	21%	34%
Oil and Gas Impairments (4)	(159,862)	(63,073)	(11,112)	(170,974)	(63,073)

Exploration Expense	(1,172)	(1,483)	(166)	(1,338)	(1,959)
Total	$(94,818)	$135,756	$25,856	$(68,962)	$296,966

Net Income (Loss) Applicable to Common Shareholders	$(85,551)	$100,219	$(17,891)	$(103,442)	$153,669

Diluted Earnings (Loss) Per Share	$(0.82)	$0.94	$(0.17)	$(1.00)	$1.44

Adjusted EBITDAX (5)	$130,539	$147,909	$61,405	$191,944	$393,214

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)
	Three Months Ended
	June 30,		March 31,
	2010	2009	2010
Revenues:
Contracting Services	$202,317	$239,476	$154,200
Shelf Contracting (2)	-	197,656	-
Production Facilities	21,391	1,120	1,320
Oil and Gas	102,586	89,992	90,715
Intercompany Eliminations	(27,032)	(33,605)	(44,665)
Total	$299,262	$494,639	$201,570

Income (Loss) from Operations:
Contracting Services	$43,781	$34,636	$27,486
Shelf Contracting (2)	-	38,145	-
Production Facilities	12,977	(1,018)	(37)
Oil and Gas (3)	3,609	103,380	10,614
Gain on Oil and Gas DerivativeCommodity Contracts	2,482	4,121	-
Oil and Gas Impairments (4)	(159,862)	(63,073)	(11,112)
Exploration Expense	(1,172)	(1,483)	(166)
Corporate (5)	(12,597)	(11,253)	(22,878)
Intercompany Eliminations	(6,114)	(1,631)	(12,305)
Total	$(116,896)	$101,824	$(8,398)
Equity in Earnings of Equity Investments	$1,656	$6,264	$5,055

Note: Footnotes listed at end of press release.

Contracting Services

o
Subsea Construction and Robotics revenues increased in the second quarter of 2010 compared to the first quarter of 2010 attributable to the Caesar being placed in service and an additional two vessels chartered by our Robotics division for ROV support operations. Overall our utilization rate for our owned and chartered vessels decreased to 74% in the second quarter of 2010 from 83% in the first quarter of 2010. Further, Robotics utilization was essentially flat in the second quarter of 2010 compared to the first quarter of 2010, 61% versus 59%. Finally, intercompany revenue eliminations associated with internal vessel utilization was significantly lower in the second quarter as compared to the first quarter of 2010 as we substantially completed our own oil and gas development projects.

o
Well Operations revenues in the second quarter of 2010 increased significantly due to near full utilization of our vessels. The Q4000 continues on hire with BP in response to the Macondo oil spill, while our North Sea vessels had nearly 100% utilization in the second quarter following the cessation of typical winter seasonality factors in the North Sea as well as out of service days in the first quarter of 2010 for the scheduled regulatory drydock of the Seawell.

Production Facilities

o
The HP I, our dynamically positioned floating production unit, reached mechanical completion in early June 2010. Shortly thereafter, the HP I was contracted by BP to assist in the oil spill containment operations in the Gulf of Mexico. Once the HP I completes its contract with BP, the HP I will mobilize back to our Phoenix field and we expect to commence production late in the third quarter of 2010.

Oil and Gas

o
Oil and Gas revenues increased $11.9 million to $102.6 million in the second quarter of 2010 as production increased to 11.9 Bcfe in the second quarter of 2010 compared to 11.3 Bcfe in the first quarter of 2010.

o
The average prices realized for natural gas, including the effect of settled natural gas hedge contracts, totaled $6.10 per thousand cubic feet of gas (Mcf) in the second quarter of 2010 compared to $5.75 per Mcf in the first quarter of 2010. For oil, including the effects of settled hedge contracts, we realized $72.59 per barrel in the second quarter of 2010 compared to $71.82 per barrel in the first quarter of 2010.

o
We finalized our Gulf of Mexico (“GOM”) proved reserves estimate as of June 30, 2010 in conjunction with our regular mid-year review as well as our evaluation of our oil and gas assets in preparation for a potential divestment of the oil and gas business. GOM proved reserves of oil and natural gas totaled 400 Bcfe as compared with 543 Bcfe at December 31, 2009, adjusted for year to date 2010 production. The average prices used in our mid-year proved reserve estimates were $73.15 per barrel of oil and $4.07 per Mcf of natural gas as compared to $58.05 per barrel and $3.72 per Mcf at December 31, 2009. The present value of our total estimated GOM proved reserves using the SEC mandated PV-10 standardized measure was approximately $1.3 billion at both June 30, 2010 and December 31, 2009.

o
Our July oil and gas production rate averaged 110 million cubic feet of natural gas equivalent per day (MMcfe/d) through July 27, 2010 compared to an average of 131 MMcfe/d in the second quarter of 2010 and an average of 125 MMcfe/d in the first quarter of 2010.

o
At June 30, 2010, we have oil and gas hedge contracts in place for approximately 12 Bcf of natural gas and 1.7 million barrels of oil representing a substantial portion of our forecasted production for the remainder of 2010. We also have put oil and gas hedge contracts in place for 2011 totaling 7.2 Bcfe (450,000 barrels of oil and 4.5 Bcf of gas).

Other Expenses

o
Selling, general and administrative expenses were 8.2% of revenue in the second quarter of 2010, 11.4% in the first quarter of 2010 (excluding the $17.5 million pre-tax charge related to the settlement of litigation associated with the termination of a 2007 international construction contract), and 8.0% in the second quarter of 2009.

o
Net interest expense and other increased to $22.2 million in the second quarter of 2010 from $21.2 million in the first quarter of 2010. Net interest expense increased to $20.5 million in the second quarter of 2010 compared with $15.6 million in the first quarter of 2010. The increase in net interest expense resulted from a reduction of $4.6 million in capitalized interest from the first quarter of 2010 to the second quarter of 2010, which was attributable to the substantial completion of our capital projects. Also, we incurred foreign exchange losses related to declines in our non U.S. dollar functional currencies and currency contracts totaling $1.7 million in the second quarter of 2010 compared to $5.6 million in the first quarter of 2010.

Financial Condition and Liquidity

o
Consolidated net debt at June 30, 2010 decreased to $1.09 billion from $1.15 billion as of March 31, 2010. We had no borrowings under our revolver. Our total liquidity at June 30, 2010 was approximately $647 million, consisting of cash on hand of $270 million and revolver availability of $377 million. Net debt to book capitalization as of June 30, 2010 was 45%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o	As of June 30, 2010, we were in compliance with our covenants under our various loan agreements.

o
We incurred capital expenditures (including capitalized interest) totaling $37 million in the second quarter of 2010, compared to $75 million in the first quarter of 2010 and $57 million in the second quarter of 2009 (excluding amounts related to Cal Dive in second quarter 2009).

Footnotes to “Summary of Results”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)	Included insurance recoveries of $102.6 million offset by hurricane-related costs of $8.1 million in the second quarter of 2009.
(4)
Second quarter 2010 oil and gas impairments of $159.9 million related to reduction of the carrying values of certain oil and gas properties due to reserve revisions. First quarter 2010 impairments on our U.S. oil and gas properties ($7.0 million) were due primarily to the deterioration of certain fields’ economics following a significant decrease in natural gas prices during the period. We also impaired our U.K. offshore property ($4.1 million) during the first quarter. The U.K. impairment was offset by a gain on the reacquisition of our 50% partner’s interest in the U.K. field. Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike, and $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.

(5)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009 our investment in Cal Dive was accounted for as an available for sale security.

(3)	Included insurance recoveries of $97.7 million offset by hurricane-related costs of $7.4 million in the second quarter of 2009.
(4)
Second quarter 2010 oil and gas impairments of $159.9 million related to reduction of the carrying values of certain oil and gas properties due to reserve revisions. First quarter 2010 impairments on our U.S. oil and gas properties ($7.0 million) were due primarily to the deterioration of certain fields’ economics following a significant decrease in natural gas prices during the period. We also impaired our U.K. offshore property ($4.1 million) during the first quarter. The U.K. impairment was offset by a gain on the reacquisition of our 50% partner’s interest in the U.K. field. Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike, and $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.

(5)	First quarter of 2010 included litigation settlement related to the termination of a 2007 international construction contract.

* * * * *

Further details are provided in the presentation for Helix’s quarterly conference call to review its second quarter 2010 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, July 29, 2010, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the call via telephone may join the call by dialing 800 741 5804 (Domestic) or 1 212 231 2907 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on Helix’s website until October 28, 2010.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The forward looking statements are subject to a number of known and unknown risks, uncertainties and other factors including the performance of contracts by suppliers, customers and partners; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks, volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2009 and any subsequent Quarterly Report on Form 10-Q.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)			2010	2009	2010	2009
			(unaudited)		(unaudited)

Net revenues:
Contracting services			$ 196,676	$ 404,647	$ 307,531	$ 815,441
Oil and gas			102,586	89,992	193,301	250,173
			299,262	494,639	500,832	1,065,614
Cost of sales:
Contracting services			140,126	312,502	226,374	638,200
Oil and gas			94,092	(16,692)	172,446	67,375
Oil and gas impairments			159,862	63,073	170,974	63,073
			394,080	358,883	569,794	768,648

Gross profit (loss)			(94,818)	135,756	(68,962)	296,966
Gain on oil and gas derivative commodity contracts			2,482	4,121	2,482	78,730
Gain (loss) on sale of assets, net			(14)	1,319	6,233	1,773
Selling and administrative expenses			(24,546)	(39,372)	(65,047)	(80,725)
Income (loss) from operations			(116,896)	101,824	(125,294)	296,744
Equity in earnings of investments			1,656	6,264	6,711	13,767
Gain on subsidiary equity transaction			-	59,442	-	59,442
Net interest expense and other			(22,182)	(7,468)	(43,375)	(29,663)
Income (loss) before income taxes			(137,422)	160,062	(161,958)	340,290
Provision (benefit) for income taxes			(52,366)	56,809	(59,927)	121,728
Income (loss) from continuing operations			(85,056)	103,253	(102,031)	218,562
Discontinued operations, net of tax			(17)	9,836	(44)	7,282
Net income (loss), including noncontrolling interests			(85,073)	113,089	(102,075)	225,844
Less: net income applicable to noncontrolling interests			(444)	(12,620)	(1,273)	(18,173)
Net income (loss) applicable to Helix			(85,517)	100,469	(103,348)	207,671
Preferred stock dividends			(34)	(250)	(94)	(563)
Preferred stock beneficial conversion charges			-	-	-	(53,439)
Net income (loss) applicable to Helix common shareholders			$ (85,551)	$ 100,219	$ (103,442)	$ 153,669

Weighted Avg. Common Shares Outstanding:
Basic			104,125	96,936	103,610	96,077
Diluted			104,125	105,995	103,610	106,000

Basic earnings (loss) per share of common stock:
Continuing operations			($0.82)	$0.92	($1.00)	$1.50
Discontinued operations			$0.00	$0.10	$0.00	$0.08
Net income (loss) per share of common stock			($0.82)	$1.02	($1.00)	$1.58

Diluted earnings (loss) per share of common stock:
Continuing operations			($0.82)	$0.85	($1.00)	$1.37
Discontinued operations			$0.00	$0.09	$0.00	$0.07
Net income (loss) per share of common stock			($0.82)	$0.94	($1.00)	$1.44

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2010	Dec. 31, 2009	(in thousands)		Jun. 30, 2010	Dec. 31, 2009
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$ 270,001	$ 270,673	Accounts payable		$ 163,975	$ 155,457
Accounts receivable	204,377	172,678	Accrued liabilities		202,154	200,607
Other current assets	120,670	122,209	Current mat of L-T debt (1)		11,396	12,424

Total Current Assets	595,048	565,560	Total Current Liabilities		377,525	368,488

Net Property & Equipment:			Long-term debt (1) (2)		1,347,994	1,348,315
Contracting Services	1,482,576	1,470,582	Deferred income taxes		383,652	442,607
Oil and Gas	1,182,984	1,393,124	Asset retirement obligations		165,799	182,399
Equity investments	187,694	189,411	Other long-term liabilities		5,109	4,262
Goodwill	76,134	78,643	Convertible preferred stock (1)		1,000	6,000
Other assets, net	82,137	82,213	Shareholders' equity (1)		1,325,494	1,427,462
Total Assets	$ 3,606,573	$ 3,779,533	Total Liabilities & Equity		$ 3,606,573	$ 3,779,533

(1)	Net debt to book capitalization - 45% at June 30, 2010. Calculated as total debt less cash and equivalents ($1,089,389)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,415,883).
(2)	Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes between debt and equity components. Impact on June 30, 2010 and December 31, 2009 was a reduction in debt totaling
$22.8 million and $26.9 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2010

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	2Q10	2Q09	1Q10	2010	2009
	(in thousands)

Net income (loss) applicable to common shareholders	$ (85,551)	$ 100,219	$ (17,891)	$ (103,442)	$ 153,669
Non-cash impairment	159,862	19,261	11,112	170,974	19,261
(Gain) loss on asset sales	41	(69,569)	(6,247)	(6,206)	(70,023)
Preferred stock dividends	34	250	60	94	54,002
Income tax provision (benefit)	(52,366)	50,072	(7,563)	(59,929)	114,866
Net interest expense and other	22,144	5,776	21,179	43,323	26,369
Depreciation and amortization	85,203	68,221	60,589	145,792	142,198
Exploration expense	1,172	1,483	166	1,338	1,959

Adjusted EBITDAX (including Cal Dive)	$ 130,539	$ 175,713	$ 61,405	$ 191,944	$ 442,301

Less: Previously reported contribution from Cal Dive	$ -	$ (27,804)	$ -	$ -	$ (49,087)

Adjusted EBITDAX	$ 130,539	$ 147,909	$ 61,405	$ 191,944	$ 393,214

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended June 30, 2010

Earnings Release:

Reconciliation of unusual items:

	2Q10	2Q09	1Q10
	(in thousands, except per share data)

Non-cash property impairments and other charges:
Property impairments	$ 159,862	$ 11,524	$ 11,112
Settlement of litigation	-	-	17,455
Gain on acquisition or asset sales	-	(68,250)	(5,960)
Insurance gains	-	(42,969)	-
Tax (benefit) provision associated with above	(55,952)	32,265	(7,860)
Non-cash property impairments and other charges, net:	$ 103,910	$ (67,430)	$ 14,747

Diluted shares	104,125	105,995	103,090
Net after income tax effect per share	$ 1.00	$ (0.63)	$ 0.14